ISIN: US90270KCU16 Public UBS AG Return Notes Distributed through J.P. Morgan Securities LLC ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333 - 178960 Dated July 9, 2014

1 UBS AG Return Notes Indicative Terms Hypothetical Payment at Maturity Underlying Basket Initial Basket Level Set equal to 100 on the trade date. Adjustment Factor 99.50% Basket Weighting of each Basket Equity 1/11 Term Approximately 12 months. Adjustment Factor Downside Market Exposure Investor Suitability / Risk Considerations Hypothetical Final Basket Price Hypothetical Underlying Return Hypothetical Payment at Maturity per Note Total Return on Notes at Maturity Investing in the Notes involves significant risks: 150.0000 50.0000% $1,492.50 49.250% You may lose all or a substantial portion of your investment if the Notes don't appreciate by at least 0.5025% 140.0000 40.0000% $1,393.00 39.300% 130.0000 30.0000% $1,293.50 29.350% 120.0000 20.0000% $1,194.00 19.400% 110.0000 10.0000% $1,094.50 9.450% 100.5025 0.5025% $1,000.00 0.000% 100.0000 0.0000% $995.00 -0.500% 90.0000 -10.0000% $895.50 -10.450% 80.0000 -20.0000% $796.00 -20.400% 70.0000 -30.0000% $696.50 -30.350% The anti-dilution protection for the basket equities is limited and may be discretionary 60.0000 -40.0000% $597.00 -40.300% The estimated initial value of the Notes will be lower than the issue price 50.0000 -50.0000% $497.50 -50.250% JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates Note: Sample indicative data only, does not present full downside risk act as a placement agent You do not seek current income from your investment and are willing to forego dividends paid on the basket equities. The Notes do not pay interest Additional risk factors in respect to the Notes offering and the underlying market You are willing to hold the Notes to maturity and accept that there may be little or no 2) The underlying return excludes any cash dividend payments 1) The actual final basket price will be determined on the valuation date by taking the product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. An equally weighted basket consisting of 11 selected equity securities (each, a ‘‘basket equity’’ and collectively, the "basket equities"). The price of the underlying basket can rise or fall sharply due to numerous factors secondary market for the Notes You assume the credit risk of UBS AG for all payments under the Notes Potential Payment at Maturity (per Note) If the underlying return is negative, investors will be exposed to the negative underlying return at maturity, which will be magnified by the adjustment factor, and will result in a loss of principal that will be greater than the negative underlying return. Investors will lose some or all of their initial investment if the underlying return is less than 0.5025%. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. Please refer to the Free Writing Prospectus and Prospectus Supplement for further details on risks, liquidity, prospective returns and other matters of interest. This Summary Free Writing Prospectus must not be looked at in isolation and a decision in respect to an investment into the Notes must be taken in conjunction with all available documentation in reference to this Note offering. risk can be found in section "Key Risks" of the respective Free Writing Prospectus UBS will pay you an amount in cash per Note calculated as follows: $1,000 x [(1 + Underlying Return) x Adjustment Factor] These factors may create additional investment risks that cause the value of the Notes to be more volatile than the values of traditional securities The amount payable at maturity, if any, will reflect the performance of the basket equities, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, you will lose some or all of your investment in the Notes.         1) Full down side exposure   -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% Return on Notes at Maturity Total Return on Note at Maturity Hypothetical Underlying Return Hypotheical Underlying Return Underlying Basket Return versus Note Return at Maturity 2)

2 Disclaimer This material has been prepared by UBS AG, or an affiliate thereof ("UBS"). In certain countries UBS AG is referred to as UBS SA . UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to thi s offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Ou r Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll - free 1 - 877 - 387 - 2275. This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to th e s pecific investment objectives, financial situation or particular needs of any recipient. It is published solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained her ein, nor is it intended to be a complete statement or summary of the securities, markets or developments referred to in the materials. It should not be regarded by recipients as a substitute for the exerci se of their own judgement. Any opinions expressed in this material are subject to change without notice and may differ or be contrary to opinions expressed by other business areas or groups of UBS as a resul t o f using different assumptions and criteria. UBS is under no obligation to update or keep current the information contained herein. UBS, its directors, officers and employees' or clients may have or h ave had interests or long or short positions in the securities or other financial instruments referred to herein and may at any time make purchases and/or sales in them as principal or agent. UBS may act or hav e acted as market - maker in the securities or other financial instruments discussed in this material. Furthermore, UBS may have or have had a relationship with or may provide or has provided investme nt banking, capital markets and/or other financial services to the relevant companies. Neither UBS nor any of its affiliates, nor any of UBS' or any of its affiliates, directors, employees or agents ac cep ts any liability for any loss or damage arising out of the use of all or any part of this material. Options, derivative products and futures are not suitable for all investors, and trading in these instruments is considered r isk y. Past performance is not necessarily indicative of future results. Foreign currency rates of exchange may adversely affect the value, price or income of any security or related instrument mentioned in th is presentation. Prior to entering into a transaction you should consult with your own legal, regulatory, tax, financial and accounting advisers to the extent you deem necessary to make your own investme nt, hedging and trading decisions. Any transaction between you and UBS will be subject to the detailed provisions of the term sheet, confirmation or electronic matching systems relating to that tr ans action. Clients wishing to effect transactions should contact their local sales representative. Additional information will be made available upon request. For financial instruments admitted to trading on an EU regulated market: UBS AG, its affiliates or subsidiaries (excluding UB S S ecurities LLC and/or UBS Capital Markets LP) acts as a market maker or liquidity provider (in accordance with the interpretation of these terms in the UK) in the financial instruments of the issue r s ave that where the activity of liquidity provider is carried out in accordance with the definition given to it by the laws and regulations of any other EU jurisdictions, such information is separately disclose d i n this material. United Kingdom and the rest of Europe: Except as otherwise specified herein, this material is communicated by UBS Limited, a sub sidiary of UBS AG, to persons who are market counterparties or intermediate customers (as detailed in the FSA Rules) and is only available to such persons. The information contained herei n d oes not apply to, and should not be relied upon by, private customers. UBS Limited is regulated by the FSA. France: Prepared by UBS Limited and distributed by UBS Limited and UBS Securities France S. A. UBS Securities France S.A. is regulated by the Autorité des Marchés Financiers (AMF). Where an analyst of UBS Securities France S.A. has contributed to this material, the material is also deem ed to have been prepared by UBS Securities France S.A. Germany: Prepared by UBS Limited and distributed by UBS Limited and UBS Deutschland AG. UBS Deutschland AG is regulated by th e Bundesanstalt fur Finanzdienstleistungsaufsicht ( BaFin ). Spain: Prepared by UBS Limited and distributed by UBS Limited and UBS Securities España SV, SA. UBS Securities España SV, SA is regulated by the Comisión Nacional del Mercado de Valores (CNMV). Turkey: Prepared by UBS Menkul Degerler AS on behalf of and distributed by UBS Limited. Russia: Prepared and distributed by the Moscow Representative Office of UBS C yp rus Moscow Limited. Switzerland: These materials are distributed in Switzerland by UBS AG to persons who are institutional investors only. Italy : P repared by UBS Limited and distributed by UBS Limited and UBS Italia Sim S.p.A .. UBS Italia Sim S.p.A . is regulated by the Bank of Italy and by the Commissione Nazionale per le Società e la Borsa (CONSOB). Where an analyst of UBS Italia Sim S.p.A . has contributed to this material, the material is also deemed to have been prepared by UBS Italia Sim S.p.A .. South Africa: UBS South Africa (Pty) Limited (Registration No. 1995/011140/07) is a member of the JSE Limited, the South African Futures Exchange and the Bond Exchange of South Africa. UBS South Africa (Pty) Limited is an authorised Financial Services Provider. Canada: These materials are being distributed in Canada by UBS Securities Canada Inc., a subsidiary of UBS AG and a member of the principal Canadian stock exch ang es & CIPF. Hong Kong: The materials relating to equities and other securities business, and related research, are being distributed in Hong Kong by UBS Securities Asia Limited. The material re lat ing to corporate finance, foreign exchange, fixed income products and other banking business, and related research, are being distributed in Hong Kong by UBS AG, Hong Kong Branch. Singapore: Dis tri buted by UBS Securities Pte. Ltd or UBS AG, Singapore Branch. Japan: The materials relating to equities, fixed income products, corporate finance and other securities business, and relate d r esearch, are distributed in Japan by UBS Securities Japan Ltd. The materials relating to foreign exchange and other banking business, and related research, are distributed in Japan by UBS AG, Tok yo Branch. Australia: These materials are distributed in Australia by UBS AG (Holder of Australian Financial Services Licence No. 231087) and UBS Securities Australia Ltd (Holder of Australian Financial services Licence No. 231098). New Zealand: These materials are distributed in New Zealand by UBS New Zealand Ltd. © 2014 UBS. All rights reserved. UBS specifically prohibits the redistribution of this material and accepts no liability what soe ver for the actions of third parties in this respect.

3 Contact Information UBS Structuring 1285 Avenue of the Americas New York, NY 10019 Tel. +1 203 - 719 - 7777 www.ubs.com UBS Securities LLC is a subsidiary of UBS AG